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                                 LINE OF CREDIT NOTE


$12,000,000.00                                                  March 21, 1996
(Subject to Advance
Rate Limitations)


         Each signer of this Note ("Borrower") promises to pay to the order of The Bank of California, National Association ("Bank") at its office at 400 California Street, San Francisco, California, 94104 or at such other place as Bank may designate in writing, in lawful money of the United States of America, the principal sum of TWELVE MILLION AND N0/100 DOLLARS ($12,000,000.00), or so much thereof as may be advanced and outstanding, with interest on each Advance from the date it is disbursed until maturity, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the rate Bank announces to be in effect from time to time as its prime rate (the "Prime Rate") plus three quarters of one percent (0.75%), unless Borrower elects to have all or a portion of principal accrue hereunder at a fixed rate based on the Eurodollar Rate, as defined in and pursuant to the terms and conditions of the Eurodollar Rate Option Agreement between Borrower and Bank of even date herewith, as amended, supplemented or replaced from time to time. The Prime Rate is a rate set by Bank based upon various factors including general economic and market conditions, and is used as a reference point for pricing certain loans. Bank may price its loans at, above, or below the Prime Rate.

         This Note is the Line of Credit Note defined in that certain First Amended and Restated Line of Credit Agreement between Bank and Borrower dated March 21, 1996, as amended or restated from time to time ("Credit Agreement"), and is governed by the terms thereof. Each capitalized term not otherwise defined in this Note shall have the meaning set forth in the Credit Agreement. This Note replaces and supersedes the Line of Credit Note in the maximum principal amount of $9,500,000.00 dated February 8, 1996, previously executed by Borrower to the order of Bank.

         During the term of this Note, Borrower may borrow, repay and reborrow as Borrower may elect, subject to all limitations, terms and conditions contained herein and in the Credit Agreement (specifically including, but without limitation, all restrictions on the amount of Advances contained in the Credit Agreement), provided however, that in any event the outstanding principal balance of this Note shall at no time exceed the maximum principal amount stated above.

         Interest shall be payable on the first (1st) day of each consecutive month beginning the first such date after the first Advance, and continuing through the Termination Date, on


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which date all accrued interest and principal remaining unpaid shall be due and payable in full. Notwithstanding the foregoing, if at any time Bank determines that the outstanding principal balance of an Advance hereunder exceeds fifty percent (50%) of the fair market value of the Pledged Securities or Pledged Stock Options securing the Principal Note pledged to Bank in connection with the Advance (or the Bisys Shares with respect to Advances secured thereby), as determined by Bank reference to outside sources, then Borrower, immediately upon Bank's written demand, shall make principal repayments of the Advance, together with all accrued interest thereon, in amounts sufficient to establish (i) a forty percent (40%) or lower Advance-to-value ratio with respect to Advances used to finance Stock Option Advances, or (ii) a fifty percent (50%) or lower Advance-to-value ratio with respect to all other Advances,

         The unpaid principal balance and all payments of interest on this Note shall bear interest from their respective maturities, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the Prime Rate plus 5%, until paid in full, whether before or after judgment.

         Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest payments than if a 365-day year were used. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within the Bank. In no event shall Borrower be obligated to pay interest at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

         Each Advance shall be requested and made as provided in the Credit Agreement. Borrower assumes all risks regarding the validity, authenticity and due authorization of any request purporting to be made by or on behalf of Borrower. Borrower promises to repay any sums, with interest, that are advanced by Bank pursuant to any request which Bank in good faith believes to be authorized, or when the proceeds of any Advance are deposited to the account of Borrower with Bank, regardless of whether any individual or entity ("Person") other than Borrower may have authority to draw against such account.

         The occurrence of any Event of Default as defined in the Credit Agreement shall (1) terminate any obligation of Bank to make or continue the Line of Credit; and shall, at Bank's option, (2) make all sums of interest, principal and any other amounts owing under any Loan Documents immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands; and
(3) give Bank the right to exercise any other right or remedy provided by contract or applicable law.


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         Borrower shall reimburse Bank for costs and expenses, including without limitation reasonable attorneys' fees, as set forth in the Agreement.

         Each Borrower is jointly and severally liable for the obligations evidenced by this Note, and all references to "Borrower" shall be to "each" or "any" Borrower as the context requires.

         This Note shall be governed by, and construed in accordance with, the laws of the State of California.

                                       HAMBRECHT & QUIST GROUP,
                                       a California corporation

                                       By:   /s/ PJ Allen
                                            ---------------------------
                                            Its:  VP- Finance
                                                 ----------------------


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